Exhibit 99.2

For Immediate Release	Contact:	Susan M. Mesco
NPS Pharmaceuticals, Inc. (908) 450-5516 smesco@npsp.com

NPS Pharmaceuticals Prices Public Offering of Common Stock

BEDMINSTER, N.J., April 16, 2010 (BUSINESS WIRE) -- NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) (the “Company”) today announced that it has priced an underwritten public offering of 9,000,000 shares of its common stock at a price to the public of $5.50 per share. Net proceeds, after estimated underwriting discounts and commissions and estimated expenses, will be approximately $46.2 million. The offering was increased to 9,000,000 shares of common stock from the previously announced base offering of 7,500,000 shares of common stock. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of common stock to cover overallotments, if any. The offering is expected to close on or about April 21, 2010, subject to satisfaction of customary closing conditions. Canaccord Adams acted as sole book-running manager and Needham & Company, LLC acted as co-manager for the offering.

The securities described above are being offered by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, by sending a request to the offices of Canaccord Adams, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, Phone: (800) 225-6201.  Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration programs. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX(R) in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and is in preclinical development for chemotherapy-induced gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceuticals.

This press release contains forward-looking statements which reflect the Company’s current expectations regarding future events, including statements concerning the Company’s expectations related to the size, timing and closing of the Company’s offering of common stock. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control, including risks and uncertainties relating to the completion of the contemplated offering of common stock. Actual events could differ materially from those projected herein and are subject to a number of risks and uncertainties. For additional disclosure regarding these and other risks faced by NPS Pharmaceuticals, Inc., see the disclosure contained in its public filings in the U.S. with the Securities and Exchange Commission (SEC), available on the Investor Relations section of the Company’s website at www.npsp.com and on the SEC’s website at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events, or circumstances or otherwise.

# # #